(Letterhead of Leonard W. Burningham, Esq.)


November 18, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the "Registrant"), SEC File No. 333-69415, to be filed on or about November 18, 2002, covering the registration and issuance of 1,000,000 shares of common stock to participants in the Company's Stock Option Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

                                   Leonard W. Burningham

cc:    Wizzard Software Corporation